S&P Dow Jones Indices
2014 LONG-TERM CASH INCENTIVE COMPENSATION PLAN

I. PURPOSE

The purpose of the S&P Dow Jones Indices 2014 Long-Term Cash Incentive Compensation Plan (the “Plan”) is to provide Participants with the opportunity to earn long-term cash incentives based on the financial performance of S&P Dow Jones Indices LLC (“S&P Dow Jones Indices” or the “Company”) and of McGraw Hill Financial. The Plan is constructed to grant Participants Awards that vest over time, conditional on continued service and the attainment of the 2014-2016 performance targets set forth in Article V.

II. DEFINITIONS

For purposes of the Plan, the following terms shall have meanings set forth in this Section II or otherwise defined in this Plan:

AWARD GRANT or AWARD. Any cash-based award granted pursuant to the Plan.

AWARD PAYMENT DATE. The date on which Payout of the Award is made.

MATURITY DATE. The maturity date of the Award shall be December 31, 2016.

BOARD OF DIRECTORS. The Board of Directors of the Company.

CAUSE. This term is defined in Section VIII of this Plan.

COMPENSATION COMMITTEE. The President of S&P Dow Jones Indices; the Senior Director of Finance of S&P Dow Jones Indices; the Vice President, Human Resources of S&P Capital IQ and S&P Dow Jones Indices; and the Vice President of Global Executive Compensation, McGraw Hill Financial.

MHFI. McGraw Hill Financial, Inc. (MHFI) or any of its affiliates.

MHFI BOARD. The Board of Directors of MHFI.

NOI. Net Operating Income.

PARTICIPANT. An executive or other key employee of the Company or one or more of its subsidiaries, or a person who has agreed to commence serving in any of such capacities through secondment, leasing, or otherwise by MHFI, and who is designated to participate in the Plan.

PAYOUT. The final value of the Award provided to the Participant, calculated as a result of performance over the Performance Period.

PERFORMANCE PERIOD. This term is defined in Section V of this Plan.

RETIREMENT. An employee that ceases employment with the company by means of Normal or Early Retirement

III. ELIGIBILITY

S&P Dow Jones Indices executives and employees who are identified as key employees during the Performance Period will be eligible as Participants for Award Grants under the Plan.

Executives who are selected to be Participants in the Plan may include the following:

•	Those individuals who have been assigned to grades 14 and above within the job leveling structure of MHFI

•	Those executives who are expected to have significant impact on results of S&P Dow Jones Indices

•	Those who are expected to impact the long term strategy of S&P Dow Jones Indices

IV. AWARD GRANTS

The size of individual Award Grants will vary by Participant grade level, performance and assessed potential of the individual and business performance.

All Award Grants will be subject to satisfaction of the performance measures set forth in Article V and, except as otherwise provided in Article VIII, a Participant’s continued employment through the Award Payment Date.

V. PERFORMANCE PERIOD

Payouts to participants can range from 0% to 200% of the original Award Grant value based on the achievement of the S&P Dow Jones Indices performance measures described below during the period from January 1, 2014 until December 31, 2016 (the “Performance Period”). The final Payout will be determined based on the following outcomes: 70% will be determined based on S&P Dow Jones Indices’ overall performance against its 3 year NOI growth target for the Performance Period, and 30% will be based on MHFI’s performance against its EPS goal articulated for the same Performance Period.

As it pertains to the NOI performance measure, final Payout is determined by a straight line interpolation of performance between the following points: if the achievement for the goal is below 80%, the component linked to that goal will not fund; at 100% achievement, the component will fund at 100%; if the achievement exceeds 100% and to a maximum of 150%, the component will fund on a straight line basis above 100% to a maximum of 200%.

3 Year NOI Growth Goal		3 Year MHFI Compounded EPS Goal
70% Component		30% Component
NOI Growth	Payment	EPS Growth	Payment
0%	0%	3.0%	0%
7.2%	50%	8.3%	50%
9.4% or $385.8M	100% Target	12.6%	100% Target
11.5%	150%	16.0%	150%
13.6% or above	Up to 200%	20% or above	200%

The S&P Dow Jones Indices Board of Directors may amend or modify the NOI performance goal (A) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development affecting the Company or any of its subsidiaries, divisions or operating units (to the extent applicable to such performance measure and corresponding performance goal) or (B) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company or any of its subsidiaries, divisions or operating units (to the extent applicable to such performance measure and corresponding performance goal), or the financial statements of the Company or any of its subsidiaries, divisions or operating units (to the extent applicable to such performance measure and corresponding performance goal), or of changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange, accounting principles, law or business conditions.

The MHFI EPS performance goal may not be modified without the approval of the MHFI Board. Funding for the MHFI EPS goal will be based on MHFI’s achievement of the 2014-2016 Compounded Annual Earnings Per Share Growth Goal of 12.6%. Achievement levels between the stated EPS goals will be interpolated between those points stated in the chart above.

Payouts will be calculated after final financial results for the Performance Period are determined and will be paid in accordance with Article VI after the S&P Dow

Jones Indices Board of Directors has certified in writing that the performance measures for the Performance Period have been achieved.

The Compensation Committee will approve all results and Payout calculations, subject to formal approval by the S&P Dow Jones Indices Board of Directors, which may, in its discretion, exercise negative discretion to reduce the amount of, or eliminate, a payout that would otherwise be payable. Award Grants made to executives in grades 18 or above will also be subject to approval by the MHFI Board.

If the performance goals are not achieved, then no Payouts will be paid in respect of Award Grants pursuant to the Plan.

VI. PAYMENT OF AWARDS

Except as provided in Section VIII, in order to receive a Payout, a Participant must be an active employee of S&P Dow Jones Indices or MHFI through the Award Maturity date. Participants will receive calculated payouts between January 1, 2017 and March 15, 2017. The employee shall not have the right to interest on awards during the performance period. Payouts with respect to Award Grants shall be made in cash. Payouts are also subject to all applicable tax withholding.

VII. CHANGE IN CONTROL

In connection with any actual or potential change in control of the Company, as determined by the Board of Directors of MHFI, the Board of Directors of MHFI will take all actions hereunder as it may determine necessary or appropriate to treat Participants equitably hereunder, including without limitation the modification or waiver of applicable performance measures, the Performance Period, or Awards, notwithstanding the terms of any initial Award Grant, and the creation of a fund, a trust or other arrangement intended to secure the payment of such Award
Grants; provided however, that no such action shall accelerate the timing of the
Award Payment Date.

VIII. TERMINATION OF SERVICE

If an individual ceases to be a Participant before the Award Payment Date for reasons of death, retirement or job elimination/redundancy, the Participant’s Payout will be calculated as a result of performance over the Performance Period and prorated to reflect the number of full and partial months of participation during the Performance Period. Such prorated Payouts will be paid on the Award Payment Date that the Award Grants payable to all other Participants are paid in accordance with Article VI.

In the event the employee’s employment with the Company, its subsidiaries, or MHFI is terminated for Cause, or if the Participant voluntarily terminates his or her employment (other than due to retirement) before the Award Payment Date the Participant will not be entitled to any Payout in respect of such Award, unless otherwise determined by the Board of Directors or MHFI.

For purposes of this Plan, “Cause” shall mean, for any Participant with an employment agreement that is in effect at such time and that defines “Cause,” the meaning set forth in such employment agreement, for any Participant with Award documentation that defines “Cause,” with respect to such Award, the meaning such forth in such Award documentation, and in all other cases, the employee’s misconduct in respect of the employee’s obligations to the Company, its subsidiaries, or MHFI or other acts of misconduct by the employee occurring during the course of the employee’s employment, which in either case results in or could reasonably be expected to result in material damage to the property, business or reputation of the Company, its subsidiaries, or MHFI; provided that in no event shall unsatisfactory job performance alone be deemed to be “Cause”; and provided further that no termination of employment that is carried out at the request of a person seeking to accomplish a change in control (as determined by the S&P Dow Jones Indices Board of Directors or the Board of Directors of MHFI) or otherwise in anticipation of a change in control (as determined by the Board of Directors of MHFI) shall be deemed to be for “Cause”.

IX. SPECIAL AWARDS AND OTHER PLANS

Nothing contained in the Plan shall prohibit the Company or any of its subsidiaries from granting special performance or recognition awards, under such conditions and in such form and manner as it sees fit, to employees (including Participants) for meritorious service of any nature.

In addition, nothing contained in the Plan shall prohibit the Company or any of its subsidiaries from establishing other incentive compensation plans providing for the payment of incentive compensation to employees (including Participants).

X. ADMINISTRATION, AMENDMENT AND INTERPRETATION OF THE PLAN

The S&P Dow Jones Indices Board of Directors shall have the right to amend the Plan from time to time or to repeal it entirely, or to direct the discontinuance of Awards either temporarily or permanently; provided, however, that:

(i)	No amendment of the Plan shall operate to annul, without the consent of the Participant, an Award already made hereunder; and

(ii)	In the event this Plan is terminated before the last day of the Performance Period, Awards will be prorated on the basis of the ratio of the number of full and partial weeks in such Performance Period prior to such termination to 156 and will be paid in accordance with Section VI.

This Plan will be administered by the S&P Dow Jones Indices Board of Directors, provided that officers of the Company and the MHFI Board shall be permitted to make certain determinations under the Plan as set forth herein. The decision of the S&P Dow Jones Indices Board of Directors, officers of the Company or the MHFI Board, as applicable, with respect to any questions arising in connection with the administration or interpretation of the Plan shall be final, conclusive and binding. In the event of any conflict between a determination of the S&P Dow Jones Indices Board of Directors, officers of the Company or the MHFI Board, the determination of the Board of Directors of MHFI shall be final, conclusive and binding. Notwithstanding the terms of Section IX, neither the Company nor MHFI (or any subsidiary, affiliate, director, employee or other service provider thereof) makes any representation to any Participant with respect to the application of Section 409A of the Internal Revenue Code of 1986, as amended to such Participant’s Awards.

XII. MISCELLANEOUS

All expenses and costs in connection with the operation of the Plan shall be borne by the Company.

All Awards under the Plan are subject to withholding, where applicable, for federal, state and local taxes.

Unless otherwise determined by the S&P Dow Jones Indices Board of Directors, all Awards will be paid from the Company’s general assets, and nothing contained in this Plan will require the Company to set aside or hold in trust any funds for the benefit of any Participant, who will have the status of a general unsecured creditor of the Company.

This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any subsidiary, nor will it interfere in any way with any right the Company or any subsidiary would otherwise have to terminate or modify the terms of such Participant’s employment or other service at any time.

Except as otherwise provided in this Plan, no right or benefit under this Plan will be subject to alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to alienate, sell, assign, pledge, encumber, or charge such right or benefit will be void. No such right or benefit will in any manner be liable for or subject to the debts, liabilities, or torts of a Participant.

If any provision in this Plan is held to be invalid or unenforceable, no other provision of this Plan will be affected thereby.

This Plan will be governed by and construed in accordance with applicable United States federal law and, to the extent not preempted by such federal law, in accordance with the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

The Board of Directors of S&P Dow Jones Indices hereby adopts the S&P Dow
Jones Indices 2014 Long-Term Cash Incentive Compensation Plan as of April 1,
2014.